                                                                     EXHIBIT 2.1

================================================================================



                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                   EVI, INC.

                                      AND

                           WEATHERFORD ENTERRA, INC.





                                 MARCH 4, 1998



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
                               TABLE OF CONTENTS

                                                        ARTICLE I

                                                        THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 1.1.  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 1.2.  Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 1.3.  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 1.4.  Certificate of Incorporation and By-laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 1.5.  Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 1.6.  Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

SECTION 1.7.  Vacancies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

                                                        ARTICLE II

                                     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                                    CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES  . . . . . . . . . . . . . . .   4

SECTION 2.1.  Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         (a)     Cancellation of Company and EVI Owned Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         (b)     Conversion of Company Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         (c)     No Fractional EVI Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

SECTION 2.2.  Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         (a)     Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         (b)     Payment of Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         (c)     Exchange Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         (d)     Distributions with Respect to Unexchanged Company Shares . . . . . . . . . . . . . . . . . . . . . .   5
         (e)     No Further Ownership Rights in Company Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

                                                       ARTICLE III

                                              REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . .   6

SECTION 3.1.  Representations and Warranties of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (a)     Organization; Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (b)     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (c)     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (d)     Authority; Non-contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (e)     SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9





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
         (f)     Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         (g)     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (h)     State Takeover Statutes; Absence of Supermajority Provision  . . . . . . . . . . . . . . . . . . . .  10
         (i)     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (j)     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (k)     Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (l)     Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (m)     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (n)     No Excess Parachute Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (o)     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (p)     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (q)     Material Contracts and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (r)     Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (s)     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (t)     Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (u)     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (v)     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (w)     Board Recommendation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 3.2.  Representations and Warranties of EVI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (a)     Organization; Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (b)     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (c)     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (d)     Authority; Non-contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (e)     SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (f)     Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (g)     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (h)     State Takeover Statutes; Absence of Supermajority Provision  . . . . . . . . . . . . . . . . . . . .  19
         (i)     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (j)     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (k)     Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (l)     Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (m)     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         (n)     No Excess Parachute Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (o)     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (p)     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (q)     Material Contracts and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (r)     Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (s)     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (t)     Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (u)     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (v)     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (w)     Board Recommendation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24





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
                                                        ARTICLE IV

                                        COVENANTS RELATING TO CONDUCT OF BUSINESS   . . . . . . . . . . . . . . . . .  24

SECTION 4.1.  Conduct of Business of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (a)     Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (b)     Changes in Employment Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (c)     Severance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (d)     Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 4.2.  Conduct of Business of EVI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (a)     Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (b)     Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                                        ARTICLE V

                                                  ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . .  28

SECTION 5.1.  Stockholder Approval; Preparation of Proxy Statement; Preparation of Registration Statement . . . . . .  28

SECTION 5.2.  Letter of the Company's Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 5.3.  Letter of EVI's Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 5.4.  Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 5.5.  Reasonable Efforts; Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 5.6.  Stock Option Agreements and Benefit Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

SECTION 5.7.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

SECTION 5.8.  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

SECTION 5.9.  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

SECTION 5.10.  Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

SECTION 5.11.  Voting Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

SECTION 5.12.  Purchases of Common Stock of the Other Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

SECTION 5.13.  Third Party Standstill Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35





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
                                                        ARTICLE VI

                                                   CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . .  35

SECTION 6.1.  Conditions to Each Party's Obligation to Effect the Merger  . . . . . . . . . . . . . . . . . . . . . .  35
         (a)     Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         (b)     NYSE Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         (c)     HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         (d)     No Injunctions or Restraints . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         (e)     Registration Statement Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         (f)     Blue Sky Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

SECTION 6.2.  Conditions of EVI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         (a)     Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         (b)     Certifications and Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         (c)     Representations and Warranties True  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         (d)     Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         (e)     Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         (f)     Pooling Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         (g)     Consents, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         (h)     No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         (i)     Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         (j)     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

SECTION 6.3.  Conditions of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         (a)     Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         (b)     Certifications and Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         (c)     Representations and Warranties True  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         (d)     Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         (e)     Pooling Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         (f)     Consents, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         (g)     No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         (h)     Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         (i)     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                                       ARTICLE VII

                                            TERMINATION, AMENDMENT AND WAIVER   . . . . . . . . . . . . . . . . . . .  41

SECTION 7.1.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

SECTION 7.2.  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

SECTION 7.3.  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

SECTION 7.4.  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

SECTION 7.5.  Procedure for Termination, Amendment, Extension or Waiver . . . . . . . . . . . . . . . . . . . . . . .  42





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
                                                       ARTICLE VIII

                                         SPECIAL PROVISIONS AS TO CERTAIN MATTERS . . . . . . . . . . . . . . . . . .  43

SECTION 8.1.  Takeover Defenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

SECTION 8.2.  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

SECTION 8.3.  Fee and Expense Reimbursements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                                                        ARTICLE IX

                                                    GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . .  46

SECTION 9.1.  Nonsurvival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

SECTION 9.2.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

SECTION 9.3.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

SECTION 9.4.  Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

SECTION 9.5.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

SECTION 9.6.  Entire Agreement; No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

SECTION 9.7.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

SECTION 9.8.  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

SECTION 9.9.  Enforcement of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

SECTION 9.10.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

LIST OF EXHIBITS

Exhibit A        Amended and Restated Certificate of Incorporation of EVI
Exhibit B        Amended and Restated By-laws of EVI
Exhibit C        Form of Voting Agreement

                 AGREEMENT AND PLAN OF MERGER dated as of March 4, 1998, by and between EVI, INC., a Delaware corporation ("EVI"), and WEATHERFORD ENTERRA, INC., a Delaware corporation (the "Company").


         WHEREAS, the respective Boards of Directors of EVI and the Company have approved the merger of the Company with and into EVI (the "Merger"), upon the terms and subject to the conditions of this Agreement and Plan of Merger (this "Agreement"), whereby each issued and outstanding share of the Company's common stock, $0.10 par value (a "Company Share"), not owned by the Company, EVI or any wholly owned subsidiary of the Company or EVI will be converted into
 .95 of a share of EVI's common stock, $1.00 par value ("EVI Common Stock");

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests; and

         WHEREAS, EVI and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:


                                   ARTICLE I

                                   THE MERGER

         SECTION 1.1. The Merger. Upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into EVI at the Effective Time of the Merger (as hereinafter defined). Following the Merger, the separate corporate existence of the Company shall cease and EVI shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

         SECTION 1.2. Effective Time. As soon as practicable following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VI, the Surviving Corporation shall file the certificate of merger required by the DGCL with respect to the Merger and other appropriate documents (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as EVI and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time of the Merger"). The closing of the Merger (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., in Houston, Texas, on the date of the meetings of the Company's stockholders to approve the Merger (the "Company Stockholders Meeting"), and of EVI's stockholders (the "EVI Stockholders Meeting"), to approve the Merger, or, if any of the conditions set forth in Article VI have not been satisfied, then as soon as practicable thereafter, or at such other time and place or such other date as EVI and the Company shall agree (the "Closing Date"). If such meetings are not held or concluded on the same date, then the Closing Date shall be on the date of the latter of such meetings.

         SECTION 1.3. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of EVI and the Company, the Surviving Corporation and its proper officers and directors, in the name and on behalf of EVI and the Company, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

         SECTION 1.4.  Certificate of Incorporation and By-laws.

         (a) The Restated Certificate of Incorporation of EVI, as in effect immediately prior to the Effective Time of the Merger, shall be amended and restated as of the Effective Time of the Merger to read as set forth in Exhibit A hereto, and, as so amended, such Restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (b) The By-laws of EVI, as in effect immediately prior to the Effective Time of the Merger, shall be amended and restated as of the Effective Time of the Merger to read as set forth in Exhibit B hereto, and, as so amended, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         SECTION 1.5.  Directors.

         (a) The number of directors of the Surviving Corporation shall be ten, of which six shall be named by EVI and four shall be named by the Company.

         (b) The directors to be named by the Company shall be determined within 21 days of the date hereof by the Board of Directors of the Company from the current Board of Directors of the Company. One of such directors shall be Thomas R. Bates, Jr. If the Company does not notify EVI of its designees within such 21 day period, EVI may select from the Board of Directors of the Company such designees. If, prior to the Effective Time of the Merger, any of the Company's designees to the Board of Directors of the Surviving Corporation as so selected shall decline or be unable to serve as a director of the Surviving Corporation, the other Company's designees shall designate another person to serve in such person's stead, subject to the approval of a majority of EVI's Board of Directors at that time, which approval shall not be unreasonably withheld.

         (c) The directors to be named by EVI shall be determined within 21 days of the date hereof by the Board of Directors of EVI from the current Board of Directors of EVI. One of such directors shall be Bernard J. Duroc-Danner. If, prior to the Effective Time of the Merger, any of EVI's designees to the Board of Directors of the Surviving Corporation as so selected shall decline or be unable to serve as a director of the Surviving Corporation, the Board of Directors of EVI shall designate another person to serve in such person's stead.

         (d) The directors to be named by the Company shall be from the existing directors of the Company shall be required to be approved by EVI. The directors of the Surviving Corporation shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation from the Effective Time of the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         (e) Subject to the fiduciary duties of the Board of Directors of the Surviving Corporation, and the willingness of such persons to serve as directors of the Surviving Corporation, the Board of Directors of the Surviving Corporation shall submit as nominees for election to the Board of Directors of the Surviving Corporation at the Annual Meeting of Stockholders of the Surviving Corporation to be held in 1999 and 2000 the initial directors of the Surviving Corporation as provided for herein.

         SECTION 1.6. Officers. Bernard J. Duroc-Danner shall be the Chairman and Chief Executive Officer of the Surviving Corporation and Thomas R. Bates, Jr. shall be a director and the President and Chief Operating Officer of the Surviving Corporation. The other officers of the Surviving Corporation shall be the officers of EVI as of the Effective Time of the Merger, together with such other persons as may be selected by EVI to serve as officers of the Surviving Corporation. All such officers shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation from the Effective Time of the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 1.7. Vacancies. If at the Effective Time of the Merger a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the DGCL and the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         SECTION 2.1. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any Company Shares:

         (a) Cancellation of Company and EVI Owned Stock. All Company Shares that are owned by the Company, any wholly owned subsidiary of the Company and any Company Shares owned by EVI or any wholly owned subsidiary of EVI shall be canceled and no consideration shall be delivered in exchange therefor.

         (b) Conversion of Company Shares. Subject to Sections 2.1(a) and 2.1(c), each issued and outstanding Company Share shall be converted into the right to receive, upon the surrender of the certificate formerly representing such Company Shares pursuant to Section 2.2, .95 of a share of EVI Common Stock (the "Merger Consideration"). The ratio of a fraction of a share of EVI Common Stock for each Company Share is herein referred to as the "Exchange Ratio".

         (c) No Fractional EVI Shares. No fractional shares of EVI Common Stock shall be issued in the Merger. All fractional shares of EVI Common Stock that a holder of Company Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share of EVI Common Stock results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the closing sale price per share of a share of EVI Common Stock on the New York Stock Exchange ("NYSE") on the first trading day immediately preceding the Effective Time of the Merger by the fraction of a share of EVI Common Stock to which such holder would otherwise have been entitled. No such cash in lieu of fractional shares of EVI Common Stock shall be paid to any holder of fractional EVI Common Stock until that holder's Certificates (as defined in Section 2.2(c)) are surrendered and exchanged in accordance with Section 2.2(c).

         SECTION 2.2.  Exchange of Certificates.

         (a) Exchange Agent. Prior to the Effective Time of the Merger, EVI shall engage American Stock Transfer & Trust Company or such other bank or trust company reasonably acceptable to the Company, to act as exchange agent (the "Exchange Agent") for the issuance of the Merger Consideration upon surrender of Certificates.

         (b) Payment of Merger Consideration. EVI shall cause there to be provided to the Exchange Agent on a timely basis, as and when needed after the Effective Time of the Merger, certificates for the EVI Common Stock to be issued upon the conversion of the Company Shares pursuant to Section 2.1. The Surviving Corporation shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares.

         (c) Exchange Procedure. As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Company Shares (the "Certificates"), other than the Company, EVI and any wholly owned subsidiary of the Company or EVI, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as EVI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificates representing the EVI Common Stock and any cash in lieu of a fractional share of EVI Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of EVI Common Stock into which the Company Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1 and any cash payable in lieu of a fractional share of EVI Common Stock, and the Certificate so surrendered shall forthwith be canceled. If the shares of EVI Common Stock are to be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive, upon surrender of such Certificate, the number of shares of EVI Common Stock and cash, if any, in lieu of a fractional share of EVI Common Stock into which the Company Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the EVI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

         (d) Distributions with Respect to Unexchanged Company Shares. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to the EVI Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the EVI Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(c) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing the EVI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of EVI Common Stock to which such holder is entitled pursuant to Section 2.1(c) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole share of EVI Common Stock, as the case may be, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole share of EVI Common Stock.

         (e) No Further Ownership Rights in Company Shares. All shares of EVI Common Stock issued upon the surrender of Certificates in accordance with the terms of this Article II, together with any dividends payable thereon to the extent contemplated by this Section 2.2, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, EVI as follows, subject to any exceptions specified in the Disclosure Letter of the Company provided to EVI on the date hereof (the "Company Disclosure Letter") and except as expressly contemplated by this Agreement:

         (a) Organization; Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

         (b) Subsidiaries. Except as set forth in the exhibits to the Company SEC Documents (as defined in Section 3.1(e)), the Company does not own, directly or indirectly, any capital stock or other ownership interest in any subsidiary which would be required to be listed as a subsidiary of the Company under the rules of the Securities and Exchange Commission (the "SEC") with the filing by the Company of an Annual Report on Form 10-K. The Company's subsidiaries that are corporations are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease, except where the failure to be so organized, existing or in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. The Company's subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. All the outstanding shares of capital stock of the Company's subsidiaries that are corporations and that are owned by the Company or its subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those that have been waived or otherwise cured or satisfied. All such stock and ownership interests are owned of record and beneficially by the Company or by a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, pledges, security interests, charges, claims, rights of third parties and other encumbrances of any kind or nature ("Liens").

         (c) Capital Structure. The authorized capital stock of the Company consists of 80,000,000 shares of common stock, $0.10 par value ("Company Common Stock"), and 1,000,000 shares of preferred stock, $1.00 par value ("Company Preferred Stock"). At the close of business on January 31, 1998, 51,705,615 Company Shares (including 100,951 shares of Company Common Stock reserved for issuance in connection with various prior acquisitions by the Company, which such shares have not yet been issued, and excluding 997,667 Company Shares held in treasury) were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding. In addition, at the close of business on January 31, 1998, (i) 658,258 and 12,000 shares of Company Common Stock were reserved for issuance pursuant to awards not yet granted under the Company's 1991 Stock Option Plan and Non-Employee Director Stock Option Plan, respectively, (ii) 42,532, 1,010,064, 33,500 and 50,700 shares of Company Common Stock were reserved for issuance pursuant to outstanding options granted under the Company's 1987 Stock Option Plan, 1991 Stock Option Plan, Non-Employee Director Stock Option Plan and D. Dale Wood Stock Option Agreement, respectively, and (iii) 558,584 shares of Company Common Stock were reserved for issuance under various other employee and director plans and agreements of the Company. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all such shares issuable upon the exercise of stock options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by the Company since September 30, 1997, to the date hereof, other than shares of Company Common Stock issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for options outstanding under the Company's 1987 Stock Option Plan, 1991 Stock Option Plan, Non-Employee Director Stock Option Plan and D. Dale Wood Stock Option Agreement (collectively, the "Company Stock Plans"), as set forth above, as of January 31, 1998, there were no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

         (d) Authority; Non-contravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger and this Agreement by the holders of a majority of the outstanding Company Shares as of the record date for the Company Stockholders Meeting ("Company Stockholder Approval"), to consummate the transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.1(h). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal or state securities laws. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien, upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Corrected Restated Certificate of Incorporation or Amended and Restated By-laws of the Company or any provision of the comparable organizational documents of its subsidiaries,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole and would not materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing by the Company of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (A) a joint proxy statement relating to the Company Stockholder Approval and the EVI Stockholder Approval (as defined in Section 3.2(d)) (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and (B) the Registration Statement (as defined in Section 5.1(b)) and (C) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, and (iii) the filing of the Certificate of Merger with the Delaware Secretary of State with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

         (e) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1995 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

         (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, as it relates to the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by EVI for inclusion or incorporation by reference therein.

         (g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents, since December 31, 1996, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change with respect to the Company,
(ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock,
(iii) (A) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1996, (B) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1996, or (C) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole or (v) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

         (h) State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation Section 203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. Except for Company Stockholder Approval, no other stockholder action on the part of the Company is required for approval of the Merger, this Agreement and the transactions contemplated hereby. The Company has also taken such other action with respect to any other anti-takeover provisions in its by-laws or Corrected Restated Certificate of Incorporation to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

         (i) Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Simmons & Company International, Inc. ("Simmons"), whose fees are to be paid by the Company, no broker, investment banker or other Person is entitled to receive from the Company or any of its subsidiaries any investment banking, broker's, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker. The engagement letter dated August 15, 1996, between the Company and Merrill Lynch, as amended by the letter agreements between the Company and Merrill Lynch dated September 7, 1996, and January 16, 1997, and the letter agreement dated October 22, 1997, among the Company, Merrill Lynch and Simmons, provided to EVI prior to the date of this Agreement constitutes the entire understanding of the Company and Merrill Lynch with respect to the matters referred to therein, and has not been amended or modified, nor will it be amended or modified prior to the Effective Time of the Merger. The engagement letter dated August 15, 1996, between the Company and Simmons, as amended by the letter agreements between the Company and Simmons dated September 7, 1996, and January 16, 1997, and the letter agreement dated October 22, 1997, among the Company, Merrill Lynch and Simmons provided to EVI prior to the date of this Agreement constitutes the entire understanding of the Company and Simmons with respect to the matters referred to therein, and has not been amended or modified, nor will it be amended or modified prior to the Effective Time of the Merger.

         (j) Litigation. Except as disclosed in the Company SEC Documents, there is no claim, suit, action, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

         (k) Accounting Matters. Neither the Company nor, to the best of its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by EVI or any of its affiliates) would prevent EVI from accounting for the business combination to be effected by the Merger as a pooling of interests.

         (l) Employee Benefit Matters. As used in this Section 3.1(l), "the Company" shall include the Company as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in Section 414(b), (c), (m) and (o) of the Code, of which the Company is a member. The Company Disclosure Letter contains a true and complete list of each material employee benefit plan or arrangement (the "Company Plans") which are sponsored by, participated in or contributed to by or required to be contributed to by the Company. Except for matters that would not in the aggregate have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole:

                 (i) The Company Plans are in substantial compliance with the Code and Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as they may be applicable;

                 (ii) With respect to any Company Plan subject to ERISA or the Code, there has been no transaction described in Sections 406 or 407 of ERISA or Section 4975 of the Code unless exempt under Section 408 of ERISA and Section 4975 of the Code;

                 (iii) All contributions or other amounts payable by the Company with respect to the Company Plans have either been paid or accrued in the Company's most recent financial statements included in the Company SEC Documents;

                 (iv) To the Company's knowledge, there are no pending or threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any Company Plan or related trust;

                 (v) The Company has not maintained a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code and has not maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA;

                 (vi)     All Company Plans which are intended to qualify under
         Section 401(a) of the Code have been submitted to and approved as qualifying under Section 401(a) of the Code by the Internal Revenue Service ("IRS") or the applicable remedial amendment period will not have ended prior to the Effective Time of the Merger;

                 (vii) The transactions contemplated by this Agreement will not accelerate the time of payment or vesting, increase the amount of compensation due or result in a severance payment for any director, officer or employee or former director, officer or employee (including any beneficiary) of the Company; and

                 (viii) With respect to any entity (whether or not incorporated) that is both treated as a single employer together with the Company under Section 414 of the Code and located outside the United States, any benefit plans maintained by it for the benefit of its directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdiction of such entity.

         (m) Taxes. Each of the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company or any of its subsidiaries is or has been a member, has timely filed all Tax Returns (as defined below) required to be filed by it and has timely paid or deposited (or the Company has paid or deposited on its behalf) all Taxes which are required to be paid or deposited except where the failure to do so would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Each of the Tax Returns filed by the Company or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of the Company contained in the filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements whether or not shown as being due on any Tax Returns. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries; no requests for waivers of the time to assess any such Taxes have been granted or are pending; and there are no tax liens upon any assets of the Company or any of its subsidiaries. The Federal income Tax Returns of the Company and its subsidiaries consolidated in such Tax Returns have been examined by the IRS through the year ended December 31, 1986. There are no current examinations of any Tax Return of the Company or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. As used herein, "Tax" or "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign. As used herein, "Tax Return" shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

         (n) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

         (o) Environmental Matters. Except as would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, (i) the business and operations of the Company and its subsidiaries are being conducted in compliance with all limitations, restrictions, standards and requirements established under all environmental laws, (ii) no facts or circumstances exist that impose on the Company or any of its subsidiaries an obligation under environmental laws to conduct any removal, remediation or similar response action, (iii) there is no obligation, undertaking or liability arising out of or relating to environmental laws that the Company or any of its subsidiaries has agreed to, assumed or retained, by contract or otherwise, or that has been imposed on the Company or any of its subsidiaries by any writ, injunction, decree, order or judgment, and (iv) there are no actions, suits, claims, investigations, inquiries or proceedings pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries that arise out of or relate to environmental laws.

         (p) Compliance with Laws. The Company and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole (the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure to so comply would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to the Company or any of its subsidiaries or their respective businesses, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

         (q)     Material Contracts and Agreements.

                 (i) All material contracts of the Company or its subsidiaries have been included in the Company SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

                 (ii) Section 3.1(q) of the Company Disclosure Letter sets forth (x) a list of all written or oral contracts, agreements or arrangements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets is bound which would be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, or, based on information currently available to the Company, are expected to be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the year ending December 31, 1998.

         (r)     Title to Properties.

                 (i) Each of the Company and its subsidiaries has good and defensible title to, or valid leasehold interests in, all its properties and assets purported to be owned by it in the Company SEC Documents, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted or as reasonably expected to be conducted. All such assets and properties, other than assets and properties in which the Company or any of the subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in the Company SEC Documents and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

                 (ii) Except as would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, each of the Company and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

         (s) Intellectual Property. The Company and its subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of the Company and its subsidiaries taken as a whole. To the Company's knowledge, the use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by the Company and its subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company and its subsidiaries which could have a Material Adverse Effect with respect to the Company and its subsidiaries, taken as a whole.

         (t) Labor Matters. There are no collective bargaining agreements or other labor union agreements or understandings to which the Company or any of its subsidiaries is a party or by which any of them is bound, nor is the Company or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions.

         (u) Undisclosed Liabilities. Except as set forth in the Company SEC Documents, at the date of the most recent audited financial statements of the Company included in the Company SEC Documents, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

         (v) Opinion of Financial Advisor. The Company has received an oral opinion from each of Merrill Lynch and Simmons, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of the Company Shares from a financial point of view.

         (w) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the stockholders of the Company and (ii) resolved to recommend that the holders of the Company Shares approve the Merger and the transactions contemplated hereby and thereby.

         SECTION 3.2. Representations and Warranties of EVI. EVI represents and warrants to, and agrees with, the Company as follows, subject to any exceptions specified in the Disclosure Letter of EVI previously provided to the Company on the date hereof (the "EVI Disclosure Letter") and except as expressly contemplated by this Agreement:

         (a) Organization; Standing and Power. EVI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. EVI is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business (individually or in the aggregate) would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole.

         (b) Subsidiaries. Except as set forth in the exhibits to the EVI SEC Documents (as defined in Section 3.2(e)), EVI does not own, directly or indirectly, any capital stock or other ownership interest in any subsidiary which would be required to be listed as a subsidiary of EVI under the rules of the SEC with the filing by EVI of an Annual Report on Form 10-K. EVI's subsidiaries that are corporations are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease, except where the failure to be so organized, existing or in good standing would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole. EVI's subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole. All the outstanding shares of capital stock of EVI's subsidiaries that are corporations and that are owned by EVI or its subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those than have been waived or otherwise cured or satisfied. All such stock and ownership interests are owned of record and beneficially by EVI or by a wholly owned subsidiary of EVI, free and clear of all Liens.

         (c) Capital Structure. The authorized capital stock of EVI consists of 80,000,000 shares of EVI Common Stock and 3,000,000 shares of preferred stock, $1.00 par value ("EVI Preferred Stock"). At the close of business on February 27, 1998, 47,847,188 shares of EVI Common Stock (excluding 4,792,975 shares of EVI Common

Stock held in treasury), were issued and outstanding, including (i) 51,798 shares of EVI Common Stock remaining to be exchanged for shares of common stock of GulfMark International, Inc. ("GulfMark") in connection with EVI's prior acquisition of GulfMark and (ii) 14,164 shares of EVI Common Stock remaining to be exchanged for common shares of Taro Industries Limited ("Taro") in connection with EVI's prior acquisition of Taro, and no shares of EVI Preferred Stock were issued and outstanding. In addition, at the close of business on February 27, 1998, (i) 5,031,250 shares of EVI Common Stock were reserved for issuance pursuant to the conversion provisions of EVI's 5% Convertible Subordinated Preferred Equivalent Debentures due 2027, (ii) 3,900,000 shares of EVI Common Stock were reserved for issuance pursuant to EVI's proposed acquisition of Christiana Companies, Inc. and (iii) 2,514,398 shares of EVI Common Stock were reserved for issuance pursuant to EVI's employee and director benefit plans and arrangements, of which 1,385,578 shares of EVI Common Stock were reserved for issuance upon the exercise of outstanding options. Except as set forth above, no shares of capital stock or other equity or voting securities of EVI are reserved for issuance or outstanding. All outstanding shares of capital stock of EVI are, and all such shares issuable upon the exercise of options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 3.2(c) of the EVI Disclosure Schedule, no capital stock has been issued by EVI since September 30, 1997 to the date hereof, other than EVI Common Stock issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except as described above, as of March 4, 1998, there were no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which EVI or any of its subsidiaries is a party, or by which any of them is bound, obligating EVI or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, EVI or any of its subsidiaries or obligating EVI or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The shares of EVI Common Stock to be issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and non-assessable and not subject to preemptive rights. Such shares of EVI Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and will, when issued, be listed on the NYSE, subject to notice of official issuance.

         (d) Authority; Non-contravention. EVI has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the holders of a majority of the outstanding shares of EVI Common Stock ("EVI Stockholder Approval"), to consummate the transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.2(h). The execution and delivery of this Agreement by EVI and the consummation by EVI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of EVI, subject to EVI Stockholder Approval. This Agreement has been duly executed and delivered by EVI and constitutes a valid and binding obligation of EVI, enforceable against EVI in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally,
(ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal and state securities laws. The execution and delivery of this Agreement by EVI do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of EVI or any of its subsidiaries, under any provision of (i) the Restated Certificate of Incorporation or By-laws of EVI or any provision of any comparable organizational documents of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to EVI or any of its subsidiaries or its respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to EVI or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole, and would not materially impair the ability of EVI to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to EVI or any of its subsidiaries in connection with the execution and delivery of this Agreement by EVI or the consummation by EVI of the transactions contemplated hereby, except for (i) the filing by EVI of a pre-merger notification and report form under the HSR Act,
(ii) the filing with the SEC of (A) the Proxy Statement with respect to EVI Stockholder Approval and (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing and effectiveness of the Registration Statement under the Securities Act, and (iv) the filing of the Certificate of Merger with the Delaware Secretary of State with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities of other states in which EVI is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole.

         (e) SEC Documents. EVI has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1995 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "EVI SEC Documents"). As of their respective dates, the EVI SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such EVI SEC Documents, and none of the EVI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of EVI included in the EVI SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present the consolidated financial position of EVI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

         (f) Information Supplied. None of the information supplied or to be supplied by EVI for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to EVI's stockholders and at the time of the EVI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, as it relates to the EVI Stockholder Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by EVI with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

         (g) Absence of Certain Changes or Events. Except as disclosed in the EVI SEC Documents, since December 31, 1996, EVI has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change with respect to EVI, (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of EVI's capital stock, (iii) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole, or (iv) any change in accounting methods, principles or practices by EVI materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

         (h) State Takeover Statutes; Absence of Supermajority Provision. EVI has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation Section 203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. Except for the EVI Stockholder

Approval, no other stockholder action on the part of EVI is required for approval of the Merger, this Agreement and the transactions contemplated hereby. EVI has also taken such other action with respect to any anti-takeover provisions in its By-laws or Restated Certificate of Incorporation to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

         (i) Brokers. Except for Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Credit Suisse First Boston Corporation ("First Boston"), Lehman Brothers, Inc. ("Lehman") and Jefferies & Company, Inc. ("Jefferies"), whose fees in aggregate do not exceed $11.5 million, are to be paid by EVI, no broker, investment banker or other Person, is entitled to receive from EVI or any of its subsidiaries any investment banking, broker's, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement, including any fee for any opinion rendered by any investment banker.

         (j) Litigation. Except as disclosed in the EVI SEC Documents, there is no claim, suit, action, proceeding or investigation pending or, to the best of EVI's knowledge, threatened against or affecting EVI or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of EVI and its subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of EVI to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against EVI or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

         (k) Accounting Matters. Neither EVI nor, to the best of its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent EVI from accounting for the business combination to be effected by the Merger as a pooling of interests.

         (l) Employee Benefit Matters. As used in this Section 3.2(l), "EVI" shall include EVI as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in Section 414(b), (c), (m) and (o) of the Code, of which EVI is a member. The EVI Disclosure Letter contains a true and complete list of each material employee benefit plan or arrangement (the "EVI Plans") which are sponsored by, participated in or contributed to by or required to be contributed to by EVI. Except for matters that would not in the aggregate have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole:

                 (i) The EVI Plans are in substantial compliance with the Code and ERISA, as they may be applicable;

                 (ii) With respect to any EVI Plan subject to ERISA or the Code, there has been no transaction described in Section 406 or 407 of ERISA or Section 4975 of the Code unless exempt under Section 408 of ERISA and Section 4975 of the Code;

                 (iii) All contributions or other amounts payable by EVI with respect to the EVI Plans have either been paid or accrued in EVI's most recent financial statements included in the EVI SEC Documents;

                 (iv) To EVI's knowledge, there are no pending or threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any EVI Plan or related trust;

                 (v) EVI has not maintained a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code and EVI has not maintained, had an obligation to contribute to, or incurred any liability with respect to, a multiemployer pension plan as defined in Section 3(37) of ERISA;

                 (vi)     All EVI Plans which are intended to qualify under
         Section 401(a) of the Code have been submitted to and approved as qualifying under Section 401(a) of the Code by the IRS or the applicable remedial amendment period will not have ended prior to the Effective Time of the Merger;

                 (vii) Except as expressly provided in this Agreement, the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, increase the amount of compensation due or result in a severance payment for any director, officer or employee or former director, officer or employee (including any beneficiary) of EVI; and

                 (viii) With respect to any entity (whether or not incorporated) that is both treated as a single employer together with EVI under Section 414 of the Code and located outside the United States, any benefit plans maintained by it for the benefit of its directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdiction of such entity.

         (m) Taxes. Each of EVI and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which EVI or any of its subsidiaries is or has been a member, has timely filed all Tax Returns required to be filed by it and has timely paid or deposited (or EVI has paid or deposited on its behalf) all Taxes which are required to be paid or deposited except where the failure to do so would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Each of the Tax Returns filed by EVI or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of EVI contained in the filed EVI SEC Documents reflect an adequate reserve for all Taxes payable by EVI and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements whether or not shown as being due on any Tax Returns. No deficiencies for any Taxes have been proposed, asserted or assessed against EVI or any of its subsidiaries; no requests for waivers of the time to assess any such Taxes have been granted or are pending; and there are no tax liens upon any assets of EVI or any of its subsidiaries. The Federal income Tax Returns of EVI and its subsidiaries consolidated in such Tax Returns have been examined by the IRS through the year ended December 31, 1991. There are no current examinations of any Tax Return of EVI or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run.

         (n) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of the transactions contemplated by this Agreement by any employee, officer or director of EVI or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1-280G-1) under any employment, severance or termination agreement, other compensation arrangement or EVI Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

         (o) Environmental Matters. Except as would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole, (i) the business and operations of EVI and its subsidiaries are being conducted in compliance with all limitations, restrictions, standards and requirements established under all environmental laws, (ii) no facts or circumstances exist that impose on EVI or any of its subsidiaries an obligation under environmental laws to conduct any removal, remediation or similar response action, (iii) there is no obligation, undertaking or liability arising out of or relating to environmental laws that EVI or any of its subsidiaries has agreed to, assumed or retained, by contract or otherwise, or that has been imposed on EVI or any of its subsidiaries by any writ, injunction, decree, order or judgment, and
(iv) there are no actions, suits, claims, investigations, inquiries or proceedings pending, or to EVI's knowledge, threatened against EVI or any of its subsidiaries that arise out of or relate to environmental laws.

         (p) Compliance with Laws. EVI and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole (the "EVI Permits"). EVI and its subsidiaries are in compliance with the terms of the EVI Permits except where the failure to so comply would not have a Material Adverse Effect on EVI and its subsidiaries, taken a whole. Neither EVI nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to EVI or any of its subsidiaries or their respective businesses, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole.

         (q)     Material Contracts and Agreements.

                 (i) All material contracts of EVI or its subsidiaries have been included in the EVI SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

                 (ii) Section 3.2(q) of the EVI Disclosure Letter sets forth a list of all written or oral contracts, agreements or arrangements to which EVI or any of its subsidiaries is a party or by which EVI or any of its subsidiaries or any of their respective assets is bound which would be required to be filed as exhibits to EVI's Annual Report on Form 10-K for the year ended December 31, 1997, or, based on information currently available to the Company, are expected to be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the year ending December 31, 1998.

         (r)     Title to Properties.

                 (i) Each of EVI and each of its subsidiaries has good and defensible title to, or valid leasehold interests in, all its properties and assets purported to be owned by it in the EVI SEC Documents, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted or as reasonably expected to be conducted. All such assets and properties, other than assets and properties in which EVI or any of the subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in the EVI SEC Documents and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of EVI or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

                 (ii) Except as would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole, each of EVI and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of EVI and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

         (s) Intellectual Property. EVI and its subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of EVI and its subsidiaries, taken as a whole. To EVI's knowledge, the use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by EVI and its subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of EVI and its subsidiaries which could have a Material Adverse Effect with respect to EVI and its subsidiaries, taken as a whole.

         (t) Labor Matters. There are no collective bargaining agreements or other labor union agreements or understandings to which EVI or any of its subsidiaries is a party or by which any of them is bound, nor is EVI or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions.

         (u) Undisclosed Liabilities. Except as set forth in the EVI SEC Documents, at the date of the most recent audited financial statements of EVI included in the EVI SEC Documents, neither EVI nor any of its subsidiaries had, and since such date neither EVI nor any of such subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole.

         (v) Opinion of Financial Advisor. The Board of Directors of EVI has received the opinion of Morgan Stanley, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to EVI from a financial point of view, a signed copy of which opinion has been delivered to the Company.

         (w) Board Recommendation. The Board of Directors of EVI, at a meeting duly called and held, has by vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the stockholders of EVI, and (ii) resolved to recommend that the holders of the EVI Common Stock approve the Merger and the transactions contemplated thereby.


                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.1.  Conduct of Business of the Company.

         (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically contemplated by the terms of this Agreement), the Company shall and shall cause its "significant subsidiaries" (as that term is defined in the regulations promulgated under the Exchange Act) to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time of the Merger. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries of which it owns directly or indirectly more than 50% of the voting or equity interests in to:

                 (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to the Company or a wholly owned subsidiary of the Company and immaterial dividends, distributions and other similar transactions involving the existing subsidiaries, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with the exercise of outstanding stock options and satisfaction of withholding obligations under outstanding stock options or Company Shares issued pursuant to the Company's Restricted Stock Incentive Plan;

                 (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than, in the case of the Company, the issuance of shares of Company Common Stock upon the exercise of stock options outstanding on the date of this Agreement in accordance with their current terms) and those stock option and restricted stock grants set forth in Section 4.1(a)(ii) of the Company Disclosure Schedule that may be made pursuant to a form of stock option agreement previously approved by EVI;

                 (iii) amend the Company's Corrected Restated Certificate of Incorporation or Amended and Restated By-laws;

                 (iv) except for those contemplated transactions described in the Company Disclosure Letter, acquire or agree to acquire any business, corporation, partnership, association, joint venture, limited liability company or other entity or division thereof involving the payment of consideration in excess of $100 million individually or in the aggregate without the written consent of EVI, which consent shall not be unreasonably withheld;

                 (v) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except for such borrowings that would not result in the total outstanding indebtedness of the Company and its subsidiaries on a consolidated basis being in excess of $300 million at any one time;

                 (vi) sell, lease, mortgage, pledge or grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) sales or leases in the ordinary course of business consistent with past practice, (B) as may be required under the Company's credit and debt facilities, (C) with respect to purchase money security interests, (D) not relating to the borrowing of money and (E) other immaterial transactions not in excess of $100 million in the aggregate;

                 (vii) make any material election relating to Taxes or settle or compromise any material Tax liability;

                 (viii) except for those contemplated corporate transactions described in the Company Disclosure Letter, adopt a plan of complete or partial liquidation of the Company or any of its significant subsidiaries or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                 (ix) change any material accounting principle used by it, except as required by regulations promulgated by the SEC; or

                 (x) authorize any of, or commit or agree to take any of, the foregoing actions.

         (b) Changes in Employment Arrangements. Neither the Company nor any of its subsidiaries shall (except as may be required in order to give effect to the requirements of Section 5.6) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Plan) for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of the Company or any of its subsidiaries, or, except as provided in an existing Company Plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

         (c) Severance. Neither the Company nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

         (d) Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.

         SECTION 4.2.  Conduct of Business of EVI.

         (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically contemplated by the terms of this Agreement), EVI shall and shall cause each of its significant subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time of the Merger. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, EVI shall not, and shall not permit any of its subsidiaries of which it owns, directly or indirectly, more than 50% of the voting or equity interests in to:

                 (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of EVI to EVI or a wholly owned subsidiary of EVI and immaterial dividends, distributions and other similar transactions involving existing subsidiaries, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of EVI or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with exercise of outstanding stock options and satisfaction of withholding obligations under outstanding stock options;

                 (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than, in the case of EVI, (A) the issuance of EVI Common Stock upon the exercise of stock options outstanding on the date of this Agreement in accordance with their current terms, (B) those acquisitions described in Section 4.2 of the EVI Disclosure Schedule, or (C) the issuance of a number of shares of EVI Common Stock, not to exceed 10% of the number of shares of EVI Common Stock currently outstanding, in connection with the acquisition of assets or equity securities of other entities or businesses;

                 (iii) amend EVI's Restated Certificate of Incorporation or By-laws;

                 (iv) except for those contemplated transactions described in the EVI Disclosure Letter, acquire or agree to acquire any business, corporation, partnership, association, joint venture, limited liability company or other entity or division thereof involving the payment of consideration, in aggregate for all such acquisitions, in excess of $250 million without the written consent of the Company, which consent shall not be unreasonably withheld;

                 (v) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except for such borrowings that would not result in the total outstanding indebtedness of EVI and its subsidiaries on a consolidated basis being in excess of $1 billion at any one time;

                 (vi) sell, lease, mortgage, pledge or grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) sales or leases in the ordinary course of business consistent with past practice, (B) as may be required under EVI's credit or debt facilities, (C) with respect to purchase money security interests, (D) not relating to the borrowing of money and (E) other transactions not in excess of $100 million in the aggregate;

                 (vii) except for those contemplated corporate transactions described in the EVI Disclosure Letter, adopt a plan of complete or partial liquidation of EVI or any of its significant subsidiaries or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                 (viii) change any material accounting principle used by it, except as required by regulations promulgated by the SEC; or

                 (ix) authorize any of, or commit or agree to take any of, the foregoing actions.

         (b) Other Actions. EVI shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of EVI set forth in this Agreement becoming untrue.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         SECTION 5.1. Stockholder Approval; Preparation of Proxy Statement; Preparation of Registration Statement.

         (a) Each of the Company and EVI shall, as soon as practicable following the execution and delivery of this Agreement on dates to be agreed upon between EVI and the Company, which dates shall be set taking into account the status of pending regulatory matters pertaining to the transactions contemplated hereby, duly call, give notice of, convene and hold the Company Stockholders Meeting and the EVI Stockholders Meeting, respectively, for the purpose of approving the Merger, this Agreement and the transactions contemplated hereby. Subject to the provisions of Sections 8.2(b) and 8.3(b), each of the Company and EVI will, through its Board of Directors, recommend to its stockholders the approval and adoption of the Merger. The Company and EVI shall coordinate and cooperate with respect to the timing of the Company Stockholders Meeting and the EVI Stockholders Meeting and shall endeavor to hold such meetings on the same day and as soon as practical after the date hereof.

         (b) Promptly following the date of this Agreement, the Company and EVI shall prepare and file with the SEC the Proxy Statement, and EVI shall prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement"), in which the Proxy Statement will be included as a prospectus. Each of the Company and EVI shall use its reasonable efforts as promptly as practicable, subject to the setting of the date for the Company Stockholders Meeting and the EVI Stockholders Meeting as provided in Section 5.1(a), to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and EVI will use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders and EVI's stockholders, respectively, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. EVI shall also take such reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of EVI Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Shares and rights to acquire Company Shares pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The Company and EVI will notify each other promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply each other with copies of all correspondence between the Company or EVI, respectively, or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

         (c) EVI agrees to use its best efforts to effect the listing on the NYSE prior to the Effective Time of the Merger, upon official notice of issuance, of the shares of EVI Common Stock to be issued pursuant to the Merger.

         (d) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

         SECTION 5.2. Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to EVI a letter of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to EVI and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with the Company's efforts to obtain such letter, if requested by Arthur Andersen LLP, EVI shall provide a representation letter to Arthur Andersen LLP complying with Statement of Auditing Standards No. 72 ("SAS 72"), if then required.

         SECTION 5.3. Letter of EVI's Accountants. EVI shall use its best efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, EVI's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the

Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with EVI's efforts to obtain such letter, if requested by Arthur Andersen LLP, the Company shall provide a representation letter to Arthur Andersen LLP complying with SAS 72, if then required.

         SECTION 5.4. Access to Information. Upon reasonable notice, the Company and EVI shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access during normal business hours during the period from the date hereof to the Effective Time of the Merger, to all of its properties, books, contracts, commitments and records, and during such period, each of the Company and EVI shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Exchange Act or the Securities Act and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that notwithstanding the foregoing provisions of this Section 5.4 or any other provision of this Agreement, neither the Company nor EVI shall be required to provide to the other party any information that is subject to a confidentiality agreement and that relates primarily to a party other than the Company, EVI or any subsidiary or former subsidiary of the Company or EVI.
Each of the Company and EVI agrees that it will not, and it will cause its respective representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement dated February 23, 1998 (the "Confidentiality Agreement"), by and between the Company and EVI, shall apply with respect to information furnished by the Company, EVI and their respective subsidiaries and representatives thereunder or hereunder and any other activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of the Confidentiality Agreement and that the provisions hereof shall supersede all provisions of the Confidentiality Agreement in the event of a conflict.

         SECTION 5.5.  Reasonable Efforts; Notification.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this Section 5.5, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any lawsuits or
other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither party shall be required to agree to any consent, approval or waiver that would require such party to take an action that would impair the value that such party reasonably attributes to the Merger and the transactions contemplated thereby. In connection with and without limiting the foregoing, each of the Company and EVI and its respective Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and (iii) cooperate with each other in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, the Company and the Surviving Corporation.

         (b) The Company shall give prompt notice to EVI, and EVI shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

                 (c)(i) Each of the parties hereto shall file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties agrees to use reasonable efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act.

                 (ii) Except as otherwise required by United States regulatory considerations, the Company will furnish to EVI copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Company HSR Documents")) between the Company, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of the Company with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by EVI, copies will not be required to be provided to EVI and
         (y) with respect to any Company HSR Documents (1) that contain any information which, in the reasonable judgment of Collier, Shannon, Rill & Scott, should not be furnished to EVI because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of the Company to furnish any such Company HSR Documents to EVI shall be satisfied by the delivery of such Company HSR Documents on a confidential basis to Fulbright & Jaworski L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to EVI. Except as otherwise required by United States regulatory considerations, EVI will furnish to the Company copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "EVI HSR Documents")) between EVI or any of its representatives, on the one hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of EVI with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by the Company, copies will not be required to be provided to the Company, and (y) with respect to any EVI HSR Documents (1) that contain information which, in the reasonable judgment of Fulbright & Jaworski L.L.P., should not be furnished to the Company because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of EVI to furnish any such EVI HSR Documents to the Company shall be satisfied by the delivery of such EVI HSR Documents on a confidential basis to Collier, Shannon, Rill & Scott pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Company.

                 (iii) Nothing contained in this Agreement shall be construed so as to require EVI or the Company, or any of their respective subsidiaries or affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any material assets or businesses of EVI, the Company or the Surviving Corporation (or to require EVI, the Company or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each party under Section 5.5(a) to use reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.5(c).

         SECTION 5.6. Stock Option Agreements and Benefit Matters. On or prior to the Closing Date, the Company shall take such action under the Company Stock Plans to assure that options outstanding under the Company Stock Plans at the Effective Time of the Merger shall no longer permit the holder thereof to purchase Company Common Stock and, in lieu thereof, provide the holder thereof the right to purchase, for the exercise price per share of Company Common Stock, .95 of a share of EVI Common Stock, subject to adjustment as provided in the Company Stock Plans, and further provided that such substitute option complies with the applicable IRS regulations to preserve the tax favored status of any incentive stock options. EVI agrees to assume the obligations of the Company to issue such shares of EVI Common Stock upon exercise of such options and to take all corporate action necessary to reserve for issuance a sufficient number of shares of EVI Common Stock for delivery upon exercise of such options. As soon as practicable after the Effective Time of the Merger, EVI shall file with the SEC a registration statement on Form S-8 (or any successor form) with respect to the shares of EVI Common Stock subject to such options. The number of shares of EVI Common Stock that may be purchased upon exercise of such options shall not include any fractional share and, upon exercise of such option, EVI shall pay the holder thereof the amount of such fraction multiplied by the closing price of EVI Common Stock on the NYSE on the last trading day immediately preceding the date of exercise.

         SECTION 5.7.  Indemnification.

         (a) EVI agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current or former directors or officers of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective certificates of incorporation or by-laws and indemnity agreements shall survive the Merger, and the Surviving Corporation shall continue such indemnification rights in full force and effect in accordance with their terms and be financially responsible therefor.

         (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, which shall be financially responsible Persons or entities, assume the obligations set forth in this Section 5.7.

         (c) The Surviving Corporation shall use reasonable best efforts to purchase and maintain for the benefit of the Indemnified Parties for a period of six years after the Effective Time of the Merger directors and officers liability insurance with respect to acts, omissions and other matters occurring prior to the Effective Time of the Merger; provided, however, that the Surviving Corporation may substitute therefor a "runoff" policy of insurance ("Runoff Policy") having a term of six years following the Effective Time of the Merger with comparable coverage, provided that, in either case, the coverage, terms and conditions thereof will be no less advantageous in any material respect than that carried by the Company as of the date of this Agreement. Notwithstanding the foregoing, the Surviving Corporation shall not be required to expend more than $1,000,000 in premiums for the aggregate six year-period to obtain such coverage. Prior to the Effective Time of the Merger, the Company shall, to the extent required to obtain the insurance referred to in this Section 5.7(c), cause each person eligible for indemnification pursuant to Section 5.7(a) to execute and deliver to EVI and any insurance company providing the insurance referred to in this Section 5.7(c), a writing confirming, among other matters, that such person is not aware of any matter that could reasonably give rise to Indemnified Liabilities, in such form as may be reasonably satisfactory to EVI and any such insurance company.

         (d) Pursuant to the terms of Section 5.9 of the Agreement and Plan of Merger between the Company and Enterra Corporation dated June 23, 1995, EVI hereby agrees that effective as of the Effective Time of the Merger, the indemnification obligations of the Company as the surviving corporation in the merger contemplated by such agreement will be deemed expressly assumed by the Surviving Corporation.

         (e) All rights and obligations under this Section 5.7 shall be in addition to any rights that an Indemnified Party may have under the Restated Certificate of Incorporation or By-Laws of the Company as in effect on the date hereof, or pursuant to any other agreement, arrangement or document in effect prior to the date hereof. The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, his heirs and his representatives. This Section 5.7 shall be binding upon all successors and assigns of the Company, EVI and the Surviving Corporation.

         SECTION 5.8. Fees and Expenses. Except as provided in Article VIII, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         SECTION 5.9. Public Announcements. EVI and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from stockholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

         SECTION 5.10. Accounting Matters. Neither the Company nor EVI shall take or agree to take, nor shall they permit any of their respective affiliates to take or agree to take, any action that would prevent EVI from accounting for the business combination to be effected by the Merger as a pooling of interests.

         SECTION 5.11. Voting Agreement. On the date hereof, First Reserve Corporation and the other entities named therein, which hold in the aggregate 6,579,673 Company Shares, shall execute and deliver to EVI a voting agreement in the form attached hereto as Exhibit C. Additionally, on the date hereof, Christiana Companies, Inc. and Lehman Brothers Holdings Inc. shall execute and deliver voting agreements to the Company.

         SECTION 5.12. Purchases of Common Stock of the Other Party. During the period from the date hereof through the Effective Time of the Merger, except pursuant to the terms of existing employee benefit plans, neither EVI nor any of its subsidiaries or other affiliates will purchase any shares of Company Common Stock, and neither the Company nor any of its subsidiaries or other affiliates will purchase any shares of EVI Common Stock.

         SECTION 5.13. Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time of the Merger, neither the Company, EVI nor any subsidiaries of the Company or EVI to the extent the same involves a significant transaction involving the Company or EVI shall terminate, amend, modify or waive any provision of any standstill or similar agreement to which it is a party. During such period, the Company, EVI and any subsidiaries of the Company or EVI shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Stockholder Approval. The Company Stockholder Approval and the EVI Stockholder Approval shall have been obtained.

         (b) NYSE Listing. The shares of EVI Common Stock issuable to the Company's stockholders pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

         (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

         (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall, subject to Section 5.5, use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

         (e) Registration Statement Effectiveness. The Registration Statement shall be effective under the Securities Act on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC.

         (f) Blue Sky Filings. There shall have been obtained any and all material permits, approvals and consents of securities or "blue sky" authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole.

         SECTION 6.2. Conditions of EVI. The obligation of EVI to consummate the Merger is further subject to the satisfaction at the Effective Time of the Merger, of the following conditions:

         (a) Compliance. The agreements and covenants of the Company to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and EVI shall have received a certificate dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

         (b) Certifications and Opinion. The Company shall have furnished EVI with:

                 (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the stockholders of the Company;

                 (ii) a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the outstanding Company Shares approving the Merger and the transactions contemplated hereby;

                 (iii) a favorable opinion, dated the Closing Date, in customary form and substance, of Ms. Suzanne Thomas, general counsel for the Company, dated the Closing Date to the effect that:

                          (A)     The Company is a corporation duly
                 incorporated, validly existing and in good standing under the laws of the State of Delaware and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Registration Statement;

                          (B) The Company has the requisite corporate power to effect the Merger as contemplated by this Agreement; the execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of the Company's Corrected Restated Certificate of Incorporation or Amended and Restated By-Laws; and upon the filing by the Surviving Corporation of the Certificate of Merger, the Merger shall become effective;

                          (C) Each of the Company's U.S. significant subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has corporate power to own its properties and assets and to carry on its business as presently conducted; and

                          (D) The Board of Directors of the Company has taken all action required by the DGCL and its Corrected Restated Certificate of

                 Incorporation or its By-Laws to approve the Merger and to authorize the execution and delivery of this Agreement and the transactions contemplated hereby; the Board of Directors and the stockholders of the Company have taken all action required by the DGCL and the Company's Certificate of Incorporation and Amended and Restated By-Laws to authorize the Merger in accordance with the terms of this Agreement; and this Agreement is a valid and binding agreement of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally or governing the availability of equitable relief.

         (c) Representations and Warranties True. The representations and warranties of the Company contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and EVI shall have received a certificate to that effect dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company.

         (d) Affiliate Letters. EVI shall have received from the Company a list of such Persons, if any, that EVI, after discussions with counsel for the Company, believes may be "affiliates" of the Company, within the meaning of Rule 145 of the SEC pursuant to the Securities Act ("Affiliates"). The Company shall deliver or cause to be delivered to EVI an undertaking by each Affiliate in form satisfactory to EVI that (i) such Affiliate has no current plan or intention to sell, exchange or otherwise dispose of the shares of EVI Common Stock to be received by such Affiliate pursuant to the Merger, (ii) no disposition will be made by such Affiliate of any shares of EVI Common Stock received or to be received pursuant to the Merger until such time as final results of operations of the Surviving Corporation covering at least 30 days of combined operations of EVI and the Company have been published and (iii) no shares of EVI Common Stock received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act.

         (e) Tax Opinion. EVI shall have received an opinion of Fulbright & Jaworski L.L.P., in form and substance satisfactory to EVI, to the effect that for Federal income tax purposes and conditioned upon certain representations of the Company and EVI as to certain customary facts and circumstances regarding the Merger: (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) each of the Company and EVI are parties to the reorganization within the meaning of
Section 368(b) of the Code and (iii) no gain or loss will be recognized by the Company or EVI as a result of the Merger.

         (f) Pooling Accounting. EVI and the Company shall have received a letter from Arthur Andersen LLP, in form and substance satisfactory to EVI and Company, to the effect that, in accordance with generally accepted accounting principles and the applicable rules and regulations of the SEC, EVI and the Company are each eligible to be a party to a merger accounted for as a "pooling of interests" and that Arthur Andersen LLP is not aware of any matters or conditions that prohibit EVI's accounting for the Merger with the Company as a "pooling of interests".

         (g) Consents, etc. EVI shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to the Surviving Corporation and its subsidiaries, taken as a whole, or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) have a Material Adverse Effect on the Surviving Corporation and its subsidiaries, taken as a whole, after giving effect to the Merger.

         (h) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any pending suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from EVI or any of its subsidiaries any damages that are material in relation to EVI and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation or any of its subsidiaries of any material portion of the business or assets of the Company, EVI or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, EVI or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation or any of its subsidiaries from effectively controlling in any material respect the business or operations of EVI, the Company or their respective subsidiaries.

         (i) Fairness Opinion. Morgan Stanley will not have revoked or modified in a materially adverse manner its opinion referred to in Section 3.2(v).

         (j) No Material Adverse Change. There shall not have occurred any material adverse change with respect to the Company since the date hereof.

         SECTION 6.3. Conditions of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction at the Effective Time of the Merger of the following conditions:

         (a) Compliance. The agreements and covenants of EVI to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and the Company shall have received a certificate dated the Closing Date on behalf of EVI by the chief executive officer and the chief financial officer of EVI to such effect.

         (b) Certifications and Opinion. EVI shall have furnished the Company with:

                 (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors or a duly authorized committee thereof of EVI approving this Agreement and consummation of the Merger and the transactions contemplated hereby, including the issuance, listing and delivery of the shares of EVI Common Stock pursuant hereto;

                 (ii) a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the outstanding shares of EVI Common Stock approving the Merger and the transactions contemplated hereby;

                 (iii) a favorable opinion, dated the Closing Date, in customary form and substance, of Fulbright & Jaworski L.L.P., counsel for EVI to the effect that:

                          (A) EVI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Registration Statement; EVI has the requisite corporate power to effect the Merger as contemplated by this Agreement; the execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of EVI's Restated Certificate of Incorporation or By-Laws; and upon the filing by the Surviving Corporation of the Certificate of Merger, the Merger shall become effective;

                          (B) The Board of Directors of EVI has taken all action required under the DGCL, its Restated Certificate of Incorporation or its By-Laws to authorize the execution and delivery of this Agreement and the transactions contemplated hereby; the Board of Directors and the stockholders of EVI have taken all action required by the DGCL and EVI's Restated Certificate of Incorporation and By-Laws to authorize the Merger in accordance with the terms of this Agreement; and this Agreement is a valid and binding agreement of EVI enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally or governing the availability of equitable relief; and

                          (C) Each of EVI's U.S. significant subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has corporate power to own its properties and assets and to carry on its business as presently conducted; and

                          (D) The shares of EVI Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered as contemplated hereby, will have been legally and validly issued and will be fully paid and non-assessable and no stockholder of EVI will have any preemptive right of subscription or purchase in respect thereof under Delaware law or EVI's Certificate of Incorporation or By-laws.

         (c) Representations and Warranties True. The representations and warranties of EVI contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and the Company shall have received a certificate to that effect dated the Closing Date and executed on behalf of EVI by the chief executive officer and the chief financial officer of EVI.

         (d) Tax Opinion. The Company shall have received an opinion of Baker & Botts, L.L.P., in form and substance satisfactory to the Company, to the effect that for Federal income tax purposes and conditioned upon certain representations of the Company and EVI as to certain customary facts and circumstances regarding the Merger: (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; (ii) each of the Company and EVI are parties to the reorganization within the meaning of
Section 368(b) of the Code; and (iii) no gain or loss will be recognized by the stockholders of the Company upon the receipt by them of shares of EVI Common Stock in exchange for their Company Shares pursuant to the Merger.

         (e) Pooling Accounting. EVI and Company shall have received a letter from Arthur Andersen LLP, in form and substance satisfactory to EVI and Company, to the effect that, in accordance with generally accepted accounting principles and the applicable rules and regulations of the SEC, EVI and the Company are each eligible to be a party to a merger accounted for as a "pooling of interests" and that Arthur Andersen LLP is not aware of any matters or conditions that prohibit EVI's accounting for the Merger with the Company as a "pooling of interests".

         (f) Consents, etc. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to the Surviving Corporation and its subsidiaries, taken as a whole, or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) have a Material Adverse Effect on the Surviving Corporation, after giving effect to the Merger.

         (g) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, the Surviving Corporation or any of their respective subsidiaries any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation or any of its subsidiaries of any material portion of the business or assets of the Company, EVI or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, EVI or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries.

         (h) Fairness Opinion. Neither Merrill Lynch nor Simmons shall have revoked, modified or changed its opinion referred to in Section 3.1(v) in any manner adverse to the holders of the Company Shares.

         (i) No Material Adverse Change. There shall not have occurred any material adverse change with respect to EVI since the date hereof.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company or by the stockholders of EVI:

         (a)     by mutual written consent of EVI and the Company;

         (b)     by either EVI or the Company:

                 (i) if the stockholders of the Company fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of stockholders of the Company or at any adjournment thereof;

                 (ii) if the stockholders of EVI fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of stockholders of EVI or at any adjournment thereof;

                 (iii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

                 (iv) if the Merger shall not have been consummated on or before September 30, 1998, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

         (c)     by EVI or the Company to the extent permitted under Section
8.2 or 8.3;

         (d) by EVI, if the Company breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement; and

         (e) by the Company, if EVI breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement.

         SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or EVI as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of EVI or the Company, other than (i) the confidentiality provisions of Section 5.4 and the provisions of Sections 5.8, 8.2, 8.3 and Article IX and (ii) such termination shall not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or any of its covenants or agreements set forth in this Agreement.

         SECTION 7.3. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company or the stockholders of EVI; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this

Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require in the case of EVI or the Company, action by its respective Board of Directors or the duly authorized designee of such Board of Directors.

                                  ARTICLE VIII

                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS

         SECTION 8.1.  Takeover Defenses.   The Company and EVI shall each take
such action with respect to any anti-takeover provisions in its respective Certificate of Incorporation or Bylaws, including, in the case of the Company,
Article XI of the Company's Bylaws, or afforded it by statute, including
Section 203 of the DGCL, to the extent necessary to consummate the Merger on the terms set forth in the Agreement.

         SECTION 8.2.  No Solicitation.

         (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, in the case of this clause (iii), that prior to the vote of stockholders of the Company for approval of the Merger (and not thereafter if the Merger is approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Company may, in response to an unsolicited request therefor, furnish information to any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in
Section 5.4 hereof, including the standstill provisions thereof. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor, agent or representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. For purposes of this Agreement, "takeover proposal" means (i) any proposal or offer, other than a proposal or offer by EVI or any of its affiliates, for a merger, share exchange or other business combination involving the Company (excluding an acquisition by the Company otherwise permitted to be made by the Company under this Agreement and which does not involve a direct merger with or into the Company),
(ii) any proposal or offer, other than a proposal or offer by EVI or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, a greater than 15% voting or equity interest in the Company or the acquisition of a material amount of the assets of the Company and its subsidiaries, taken as a whole, including an investment in or acquisition of securities of a subsidiary of the Company, to the extent so material, or (iii) any proposal or offer, other than a proposal or offer by EVI or any of its affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 15% of the Company Shares then outstanding.

         (b) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Section 7.1 (a) or (b) or (e), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to EVI the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the third business day following EVI's receipt of written notice (a "Notice of Superior Proposal") advising EVI that the Board of Directors has received a takeover proposal which it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the Person making such superior proposal. The Company may terminate this Agreement pursuant to the preceding sentence only if the stockholders of the Company shall not yet have voted upon the Merger and the Company shall have paid to EVI the Company Termination Fee (as defined below). Any of the foregoing to the contrary notwithstanding, the Company may engage in discussions with any Person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal (as opposed to any further negotiated proposal) is a superior proposal. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) following EVI's receipt of a Notice of Superior Proposal.

         (c) EVI shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of EVI or any of its subsidiaries to, directly or indirectly, solicit, initiate or encourage the submission of any Preclusive Transaction. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of EVI or any of its subsidiaries or any investment banker, attorney or other advisor, agent or representative of EVI, whether or not such Person is purporting to act on behalf of EVI or otherwise, shall be deemed to be a material breach of this Agreement by EVI. For purposes of this Agreement, a "Preclusive Transaction" means a transaction that would be in lieu of the Merger or that would reasonably be expected to result in an agreement that would prohibit or otherwise preclude the consummation of the Merger.

         (d) In the event that the Board of Directors of the Company or any committee thereof shall (i) withdraw or modify in a manner adverse to EVI the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal, EVI may terminate this Agreement subject to Section 7.2 hereof.

         (e) For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, more than 50% of the Company Shares then outstanding or more than 50% of the assets of the Company and its subsidiaries, and otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to EVI) to be more favorable to the Company's stockholders than the Merger.

         (f) In addition to the obligations of the Company set forth in paragraph (b), the Company shall promptly advise EVI orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the Person making any such takeover proposal or inquiry. The Company will keep EVI fully informed of the status and details of any such takeover proposal or inquiry.

         SECTION 8.3.  Fee and Expense Reimbursements.

         (a) The Company agrees to pay EVI a fee in immediately available funds of $60,000,000 (the "Company Termination Fee") promptly upon the termination of the Agreement in the event this Agreement is terminated by the Company pursuant to Section 8.2(b) or by EVI pursuant to Section 8.2(d).

         (b) In the event this Agreement is terminated for any reason other than a material breach by EVI, the Company also agrees to pay to EVI the Company Termination Fee if (i) after the date hereof and before the termination of this Agreement, a takeover proposal shall have been made and publicly announced by any Person or group of Persons (an "Acquiring Person"), (ii) the stockholders of the Company shall not have approved the Merger and (iii) after the date hereof and at or prior to 12 months after the date of termination of this Agreement, the Acquiring Person or any affiliate of the Acquiring Person shall have effected an Alternative Transaction (as defined below). An Alternative Transaction shall mean (i) a merger, share exchange or other business combination or other transaction in which more than 15% of the voting securities of the Company or a material amount of the assets of the Company and its subsidiaries, taken as a whole, is acquired, including an investment in or acquisition of securities of a subsidiary of the Company to the extent so material, or (ii) any acquisition from the stockholders of the Company by tender offer, exchange offer or otherwise of more than 15% of the outstanding Company Shares. The Company Termination Fee payable under this Section 8.3(b) shall be payable as a condition to the consummation of the Alternative Transaction.

         (c) Neither the Board of Directors of EVI nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Section 7.1 (a), (b) or (d), (i) withdraw or modify in a manner adverse to the Company the approval or recommendation by the Board of Directors of EVI or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend a Preclusive Transaction. Notwithstanding the foregoing, if the Board of Directors of EVI receives a proposal for a Preclusive Transaction or other takeover proposal involving EVI because of which, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on advice of outside counsel), it determines it is necessary to withdraw its recommendation or modify its approval or recommendation of this Agreement or the Merger, the Board of Directors may do so and EVI may terminate this Agreement subject to Section 7.2 hereof at any time after midnight on the third business day following giving notice of such determination to the Company by advising the Company that the Board of Directors has received a takeover proposal which it has determined requires such action, specifying the material terms and conditions of such proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the Person making such proposal. EVI may terminate this Agreement pursuant to the preceding sentence only if the stockholders of EVI shall not yet have voted upon the Merger and EVI shall have paid to the Company the EVI Termination Fee (as hereinafter defined). EVI agrees to pay the Company a fee in immediately available funds of $60,000,000 (the "EVI Termination Fee") promptly upon (i) the termination of this Agreement pursuant to the second sentence of this Section 8.3(c) or (ii) the stockholders of EVI not approving the Merger as a result of a hostile takeover of EVI after the date of this Agreement. For purposes hereof, a "takeover proposal involving EVI" shall mean
(i) any proposal or offer for a merger, share exchange or other business combination involving EVI (excluding an acquisition otherwise permitted to be made by EVI under this Agreement and which does not involve a direct merger with or into EVI), (ii) any proposal or offer to acquire from EVI or any of its affiliates in any manner, directly or indirectly, a greater than 15% voting or equity interest in EVI or the acquisition of a material amount of the assets of EVI and its subsidiaries taken as a whole, including an investment in or acquisition of securities of a subsidiary of EVI to the extent so material, or
(iii) any proposal or offer to acquire from the stockholders of EVI by tender offer, exchange offer or otherwise, more than 15% of the EVI Common Stock then outstanding.


                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.1. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by the Company or EVI pursuant to this Agreement shall survive the Effective Time of the Merger, except any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

         SECTION 9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)     if to EVI, to

                 EVI, Inc.
                 5 Post Oak Park, Suite 1760
                 Houston, Texas 77027
                 Telephone:       (713) 297-8400
                 Facsimile:       (713) 297-8488

                 Attention:       Bernard J. Duroc-Danner
                                  President and Chief Executive Officer
                          and
                                  James G. Kiley
                                  Vice President and Chief Financial Officer

                 with a copy to:

                 Fulbright & Jaworski L.L.P.
                 1301 McKinney, Suite 5100
                 Houston, Texas  77010-3095
                 Telephone:  (713) 651-5151
                 Facsimile:  (713) 651-5246
                 Confirm:    (713) 651-5496

                 Attention:  Curtis W. Huff, Esq.

         (b)     if to the Company, to

                 Weatherford Enterra, Inc.
                 1360 Post Oak Blvd., Suite 1000
                 Houston, Texas 77056-3098
                 Telephone:       (713) 439-9400
                 Facsimile:       (713) 622-0913

                 Attention:       Thomas R. Bates, Jr.
                                  President and Chief Executive Officer
                          and
                                  H. Suzanne Thomas, Esq.
                                  General Counsel
                 with a copy to:

                 Baker & Botts, L.L.P.
                 910 Louisiana, Suite 3000
                 Houston, Texas 77002
                 Telephone:       (713) 229-1234
                 Facsimile:       (713) 229-1522
                 Confirm:         (713) 229-1603

                 Attention:       Charles Szalkowski, Esq.

         SECTION 9.3.  Definitions.  For purposes of this Agreement:

         (a) an "affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

         (b) "knowledge" means, with respect to any matter stated herein to be "to the Company's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President, Chief Financial Officer or General Counsel of the Company, and with respect to any matter stated herein to be "to EVI's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President or Chief Financial Officer of EVI.

         (c) "Material Adverse Effect" or "material adverse change" means, when used in connection with any Person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of that Person and its subsidiaries, taken as a whole; provided, however, a Material Adverse Effect or material adverse change with respect to the Company or EVI shall not include (i) any effect or change relating to or affecting the oil and gas service industry as a whole, (ii) changes in national or international economic conditions or industry conditions generally, (iii) changes, or possible changes, in foreign, Federal, state or local statutes and regulations applicable to the Company and EVI, as the case may be, or (iv) the loss of employees, customers or suppliers by such party as a direct or indirect consequence of any announcement relating to the Merger.

         (d) "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity; and

         (e) a "subsidiary" of a Person means any corporation, partnership or other legal entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such first mentioned Person.

         SECTION 9.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         SECTION 9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 1.5, 5.6 and 5.7, are not intended to confer upon any Person other than the parties any rights or remedies hereunder.

         SECTION 9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 9.9. Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Texas or in any other Texas state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court sitting in the Southern District of Texas in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a Federal or state court sitting in the State of Texas or in the Southern District of Texas.

         SECTION 9.10. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         IN WITNESS WHEREOF, EVI and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                      EVI, INC.


                                      By
                                        ---------------------------------------
                                                 Bernard J. Duroc-Danner
                                          President and Chief Executive Officer



                                      WEATHERFORD ENTERRA, INC.



                                      By
                                        ---------------------------------------
                                                    Thomas R. Bates, Jr.
                                          President and Chief Executive Officer